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                                                                      EXHIBIT 12

                          The Williams Companies, Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements
                              (Dollars in millions)

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                                                                 Six months ended
                                                                  June 30, 2003
                                                                 ----------------
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Earnings:
   Income from continuing operations before income taxes
      and cumulative effect of change in accounting principles     $      195.8
   Add:
      Interest expense - net                                              735.6
      Rental expense representative of interest factor                     13.6
      Minority interest in income of consolidated subsidiaries              9.5
      Interest expense - net - 50% owned companies                          2.1
      Equity losses in less than 50% owned companies                        4.3
      Other                                                                (6.1)
                                                                   ------------

         Total earnings as adjusted plus fixed charges             $      954.8
                                                                   ============

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                          $      735.6
   Capitalized interest                                                    23.2
   Rental expense representative of interest factor                        13.6
   Pre-tax effect of preferred stock dividend requirements
     of the Company                                                        47.8
   Interest accrued - 50% owned companies                                   2.1
                                                                   ------------

         Combined fixed charges and preferred stock
           dividend requirements                                   $      822.3
                                                                   ============


Ratio of earnings to combined fixed charges and preferred
   stock dividend requirements                                             1.16
                                                                   ============
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